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                                  EXHIBIT (12)
                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                               Millions of Dollars

                                                                                                                    Six Months Ended
                                                                        Years Ended June 30                           December 31
                                                    --------------------------------------------------------------------------------
                                                       1997        1998        1999        2000        2001        2000        2001
                                                    --------------------------------------------------------------------------------
EARNINGS AS DEFINED
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
  Earnings from operations before income taxes
    after eliminating undistributed earnings
     of equity method investees                      $ 5,274     $ 5,704     $ 5,866     $ 5,474     $ 4,574     $ 3,486     $ 3,520

  Fixed charges, excluding capitalized interest          534         639         751         811         872         449         348
                                                     -------------------------------------------------------------------------------
    TOTAL EARNINGS, AS DEFINED                       $ 5,808     $ 6,343     $ 6,617     $ 6,285     $ 5,446     $ 3,935     $ 3,868
                                                     ===============================================================================

FIXED CHARGES, AS DEFINED
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  Interest expense including capitalized interest    $   457     $   548     $   650     $   792     $   794     $   384     $   307
    1/3 of rental expense                                 77          91         101          89          78          46          41
                                                     -------------------------------------------------------------------------------
    TOTAL FIXED CHARGES AS DEFINED                   $   534     $   639     $   751     $   881     $   872     $   430     $   348
                                                     ===============================================================================
    RATIO OF EARNINGS TO FIXED CHARGES                 10.9          9.9         8.8         7.1         6.2         9.2        11.1
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